                            [NATIONAL OILWELL LOGO]


                             NATIONAL-OILWELL, INC.
                        10000 RICHMOND AVENUE - 4TH FLOOR
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 2000




TO THE STOCKHOLDERS OF NATIONAL-OILWELL, INC.:

     The annual meeting of stockholders of NATIONAL-OILWELL, INC. will be held at our office location at 5225 Hollister Road, Houston, Texas, at 11:00 A.M., local time, on Wednesday, May 17, 2000, for the following purposes:

       1. To elect two directors, both for a term of three years; and

       2. To transact any other business properly brought before the meeting.

     If you were a stockholder of record at the close of business on March 27, 2000, you may vote at the Annual Meeting. A list of the stockholders will be available for inspection at the company's offices during normal business hours for the 10 days prior to the meeting, and at the time and place of the meeting.


PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                     By order of the board of directors,

                                     /s/  M. Gay Mather

                                     M. Gay Mather
                                     Secretary


Houston, Texas
April 7, 2000

                             NATIONAL-OILWELL, INC.
                        10000 RICHMOND AVENUE - 4TH FLOOR
                              HOUSTON, TEXAS 77042

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000

     The Board of Directors is soliciting proxies to be used at the 2000 annual meeting. This proxy statement, the form of proxy and National Oilwell's 1999 Annual Report on Form 10-K are being mailed to stockholders on or about April 7, 2000.

                             PURPOSE OF THE MEETING

     At the meeting, the Company's stockholders will be asked to elect two directors.

                              VOTING AT THE MEETING

     Recordholders of National Oilwell Common Stock and Dreco Energy Services Ltd. Exchangeable Shares at the close of business on March 27, 2000 may vote at the meeting. Each stockholder has one vote for each share of common stock and each exchangeable share.

     On March 27, 2000, there were a total of 66,304,602 shares entitled to vote at the meeting. These consisted of 64,076,518 shares of common stock and 2,228,084 Exchangeable Shares. References to "Shares" and "stockholders" in this proxy statement and at the annual meeting include all common stockholders and exchangeable shareholders entitled to vote at the meeting.

     Exchangeable Shares are designed to have economic rights equivalent to Common Stock and they can be exchanged on a one-for-one basis into Common Stock. Exchangeable shareholders may vote at the meeting by instructing Montreal Trust Company of Canada, the Trustee of Exchangeable Shares, how to vote their Exchangeable Shares. The Trustee will only vote pursuant to the instructions of the relevant shareholders and will not vote any shares for which it has not received instructions. An exchangeable shareholder may also instruct the Trustee to give a proxy to a holder specifically designated by the shareholder, or to grant a proxy to National Oilwell's management. Like common stockholders, on or about April 7, 2000, exchangeable shareholders are being mailed this proxy statement and National Oilwell's 1999 Report on Form 10-K. They are also being mailed a form of proxy and voting instruction card relating to Exchangeable Shares.

     The holders of a majority of the Shares entitled to vote constitute a quorum. Directors are to be elected by a plurality of the votes cast at the meeting. Except as provided by law or the Company's Amended and Restated Certificate of Incorporation or by-laws, the affirmative vote of the holders of a majority of the Shares entitled to vote at the meeting and present in person or represented by proxy is required to take action with respect to any other matter that may properly be brought before the meeting. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The Shares represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's direction. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified by a holder of Common Stock or the Trustee, the Common Stock will be voted as recommended by the board of directors. However, if no choice has been specified by a holder of Exchangeable Shares, the Exchangeable Shares will not be voted with respect to such matter. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may not be specified for the election of directors, but will be considered present and entitled to vote at the meeting. The Company believes that brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold Common Stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors.

     Proxies may be revoked at any time prior to the time that the vote is taken at the meeting. Proxies may be revoked by filing with the Secretary of the Company or the Trustee, as applicable, a written revocation or another form of proxy bearing a date later than the date of the proxy previously furnished. A proxy may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy.

     YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


                              ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company classifies the board of directors into three classes having staggered terms of three years each. The number of directors is fixed from time to time by resolution of the board adopted by a vote of a majority of the whole board of directors serving at the time of that vote, but shall not be less than three. The board of directors is currently set at eight members.

     The board of directors has nominated Ben A. Guill and Jon Gjedebo for election as directors for terms expiring in 2003. The remaining directors will continue to serve in accordance with their prior election.

     At the meeting, proxies in the accompanying form, properly executed, will be voted for the election of the two nominees, unless authority to do so has been withheld in the manner specified in the instruction on the proxy or revoked in the manner previously described. Discretionary authority is reserved to cast votes for the election of a substitute recommended by the board of directors should any nominee be unable or unwilling to serve as a director. The Company believes that both of the nominees will be available to serve.

     The two directors are to be elected by a plurality of the votes cast. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for any nominee for director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

     The Company's Amended and Restated Certificate of Incorporation provides that, subject to certain limitations discussed below, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders (or at any special meeting of stockholders called for the purpose of electing directors) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and
(ii) who complies with the notice procedures set forth below. Holders of Exchangeable Shares will be deemed to satisfy these requirements by complying with the notice procedures set forth below and timely delivering such notice to the Trustee.

     To be timely, a stockholder's notice to the Company must be received at the Company's principal executive offices by the later of (i) ninety days before the meeting of stockholders or (ii) ten days after the first public notice of that meeting is sent to stockholders. The Company must receive from the stockholder a notice that sets forth (i) that stockholder's name and address (as they appear on the records of the Company), business address and telephone number, resident address and telephone number, and the number of shares of each class of stock of the Company beneficially owned by that stockholder; and (ii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder. The notice must provide with respect to each nominee (i) that nominee's name, business address and telephone number, and residence address and telephone number; (ii) the number of shares, if any, of each class of stock of the Company owned directly or beneficially by that nominee; (iii) any other information relating to that nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iv) a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that stockholder, stating his or her intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election.

     Notices in respect of nominations for directors must be received by the Company no later than April 17, 2000.


INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AND CONTINUING
DIRECTORS

     Brief biographies of all directors and nominees for director are presented below.

--------------------------------------------------------------------------------
                NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING
                           FOR TERMS EXPIRING IN 2003
--------------------------------------------------------------------------------

Ben A. Guill            Mr. Guill has served as a Director of the Company since
                        May 1999. He is President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. For a period greater than five years prior to joining First Reserve, he was the Managing
                        Director and Co-head of Investment Banking of Simmons &
                        Company International, an investment banking firm specializing in the oil service industry. Mr. Guill serves as a director of Range Resources Corporation, an independent oil and gas company operating in the Appalachian, Permian, Midcontinent and Gulf Coast regions. Age: 49.

Jon Gjedebo             Mr. Gjedebo has served as a Director and Executive Vice
                        President and Chief Technology Officer of the Company since March 1, 2000. Prior to that, Mr. Gjedebo was
                        President and Chief Executive Officer of Hitec ASA, a company he founded in 1985 and that National Oilwell acquired in February 2000. Age: 55.


--------------------------------------------------------------------------------
                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 2001
--------------------------------------------------------------------------------

Howard I. Bull          Mr. Bull has served as a Director of the Company since
                        January 1996. Mr. Bull was President, Chief Executive
                        Officer and a director of Dal-Tile International, Inc., a North American manufacturer and distributor of tile, from April 1994 to his retirement in June 1997. Prior to that, Mr. Bull spent 10 years with Baker Hughes
                        Incorporated, a worldwide diversified oil services company, where he became Chief Executive Officer for Baker Hughes Drilling Equipment Company. Mr. Bull also serves as a director of Marine Drilling Companies, Inc., an offshore drilling contractor, and NATCO Group, Inc., a provider of wellhead equipment, systems and services used in the production of oil and gas. Age: 59.

James C. Comis III      Mr. Comis has served as a Director of the Company since
                        January 1996. He is a Managing Director of Inverness
                        Management LLC. Through Inverness Management LLC and its affiliates, Mr. Comis has been engaged in sponsoring and investing in private equity transactions since 1990.
                        Additionally, Mr. Comis has served as Managing Director of Inverness/Phoenix LLC since 1994. Mr. Comis is also a director of Trico Marine Services, Inc., a provider of marine support vessels to the oil and gas industry. Age:
                        35.

Frederick W. Pheasey    Mr. Pheasey has served as a Director and Executive Vice
                        President of the Company since September 1997. He was a co-founder of Dreco, which was acquired by National
                        Oilwell in September 1997, and was employed by that company and its predecessors from 1972 to September
                        1997, most recently as its Chairman. Age: 57.

--------------------------------------------------------------------------------
                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 2002
--------------------------------------------------------------------------------

W. McComb Dunwoody      Mr. Dunwoody has served as a Director of the Company
                        since January 1996. He is a Managing Director of
                        Inverness Management LLC. Through Inverness Management
                        LLC and its affiliates, Mr. Dunwoody has been engaged in sponsoring and investing in private equity transactions since 1981. Additionally, Mr. Dunwoody has served as President and Chief Executive Officer of
                        Inverness/Phoenix LLC since 1994 and has been Chief
                        Executive Officer of The Inverness Group Incorporated since 1981. Age: 55.

William E. Macaulay     Mr. Macaulay has served as a Director of the Company
                        since January 1996. He is the Chairman and Chief
                        Executive Officer of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in 1983. Mr. Macaulay serves as a director of Weatherford
                        International, Inc., an oilfield service company, Maverick Tube Corporation, a manufacturer of steel pipe and casing, Pride International, Inc., a contract drilling and related services company, Superior Energy
                        Services, an oilfield services and equipment company, and TransMontaigne, Inc., an oil products distribution and refining company. Age: 54.

Joel V. Staff           Mr. Staff has served as President and Chief Executive
                        Officer of the Company since July 1993 and Chairman of the Board since January 1996. Mr. Staff also serves as a director of Denali Incorporated, a provider of products and services for handling critical fluids, and Trico
                        Marine Services Inc., a provider of marine support vessels to the oil and gas industry. Age: 56.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of Shares beneficially owned by 1) owners of more than five percent of the outstanding Shares of the Company; and
2) each director and nominee for director of the Company, each of the current executive officers named in the Summary Compensation Table, and by current directors, director nominees and executive officers of the Company as a group. Information for each of the directors and executive officers has been provided at the request of the Company as of March 27, 2000.

                                                                     Shares            Percent
      Name of individual                                          beneficially         of class
      or identity of group                                          owned(1)         outstanding(2)
      --------------------                                        ------------       --------------
      First Reserve Corporation.............................       10,174,334  (3)        15.34%
        475 Steamboat Road
        Greenwich, CT  06830
      Howard I. Bull........................................          213,008  (4)           *
      James C. Comis........................................          222,416  (5)           *
      W. McComb Dunwoody....................................          900,379  (6)         1.36%
      James J. Fasnacht.....................................          304,079                *
      Jon Gjedebo...........................................        2,199,498  (7)         3.32%
      Ben A. Guill..........................................            2,548                *
      Steven W. Krablin.....................................          213,481                *
      William E. Macaulay...................................       10,184,282  (8)        15.36%
      Merrill A. Miller.....................................          236,480                *
      Frederick W. Pheasey..................................          286,678                *
      Joel V. Staff.........................................        1,397,020  (9)         2.10%
      All current directors, director nominees and executive
        officers as a group (13 persons)....................       16,639,643             24.93%

---------------
* Denotes ownership of less than one percent of the class outstanding.

(1) This column includes shares subject to options granted pursuant to the Company's stock option plans which are exercisable by May 27, 2000. Messrs. Bull, Comis, Dunwoody, and Macaulay each hold unexercised options to purchase 9,948 of such shares, Mr. Guill holds unexercised options to purchase 2,548 of such shares, and Messrs. Fasnacht, Krablin, Miller, Pheasey and Staff each respectively hold 59,819, 58,701, 48,224, 31,068 and 135,154 unexercised options to purchase such shares.

(2) At March 27, 2000, there were 66,304,602 Shares outstanding. Shares not outstanding but beneficially owned by a given person are deemed outstanding for purposes of computing the percentage of Shares owned by such person, but not for purposes of computing the percentage owned by any other person.

(3) Represents shares beneficially owned as of March 27, 2000 by the following limited partnerships: First Reserve Fund VI, Limited Partnership ("Fund VI") - 6,416,634; First Reserve Fund VII, Limited Partnership ("Fund VII")
     - 1,548,600; and First Reserve Fund VIII, LP ("Fund VIII") - 2,209,100. First Reserve Corporation, as the general partner of Fund VI, First Reserve GP VII, LP (who, in turn, is the general partner of Fund VII) and First Reserve GP VIII, LP (who, in turn, is the general partner of Fund VIII), has the power to cause each partnership to dispose of or to vote shares held by each partnership. Mr. William E. Macaulay, a stockholder of First Reserve Corporation, may be deemed to share beneficial ownership of shares owned by each of the partnerships as a result of ownership and control over First Reserve Corporation. Mr. Macaulay disclaims beneficial ownership of all such shares.

(4)  Includes 101,530 shares beneficially owned by Mr. Bull's spouse.

(5)  Includes 106,234 shares beneficially owned by Mr. Comis' spouse.

(6) Includes 141,568 shares held in trust for the benefit of Mr. Dunwoody's family and 1,000 shares owned by Mr. Dunwoody's children.

(7)  Mr. Gjedebo owns these shares through Joto Einedom AS and Styrbjorn AS.

(8) Includes 10,174,334 shares beneficially owned by First Reserve Corporation of which Mr. Macaulay is Chairman and Chief Executive Officer. Mr. Macaulay disclaims beneficial ownership of these shares.

(9) Includes 711,228 shares owned by trusts for the benefit of Mr. Staff's adult children. Mr. Staff does not vote nor exercise investment power over and disclaims beneficial ownership of these shares.


                      MEETINGS AND COMMITTEES OF THE BOARD

     During 1999, the Company held five meetings of the board of directors. The Company's by-laws provide that the board of directors, by resolution adopted by a majority of the board, may designate an Executive Committee and one or more other committees, with each such committee to consist of one or more directors. The board of directors does not have a Nominating Committee. All directors attended at least 75% of the meetings of the board of directors and of all committees on which they serve.

     Executive Committee. The executive committee has the full power and authority to exercise all the powers of the board of directors in the management of the Company except the power to fill vacancies in the board of directors and the power to amend the by-laws. The Executive Committee did not meet during 1999. The current members of the Executive Committee are W. McComb Dunwoody, committee chairman, William E. Macaulay and Joel V. Staff.

     Audit Committee. The audit committee is composed of directors who are not officers of the Company or any of its subsidiaries. The audit committee meets periodically with the Company's financial and accounting officers, management and independent public accountants to review the scope of auditing procedures, policies relating to internal auditing and accounting procedures and controls. It also provides general oversight with respect to the accounting principles employed in the Company's financial reporting, reviews litigation and other legal matters that may affect the Company's financial condition and monitors compliance with the Company's business ethics and other policies. The audit committee met twice during 1999. The current members of the audit committee are Howard I. Bull, committee chairman, James C. Comis III and Ben A. Guill.

     Compensation Committee. The compensation committee is composed of members of the board who are not officers of the Company or any of its subsidiaries. This committee has general supervisory power over, and the power to grant awards under, the Company's stock award plans. In addition, the compensation committee reviews the recommendations of the Chief Executive Officer as to appropriate compensation of the Company's principal executive officers and certain other key personnel and establishes the compensation of such persons and the Chief Executive Officer. It also periodically examines the general compensation structure of the Company and supervises the welfare and pension plans and compensation plans of the Company. The compensation committee met three times during 1999. The current members of the compensation committee are Ben A. Guill, committee chairman and Howard I. Bull.

                        EXECUTIVE OFFICERS OF THE COMPANY

     Executive officers of the Company are elected annually by the board of directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. Brief biographies of all executive officers are presented below.

Joel V. Staff           Mr. Staff has served as the President and Chief
                        Executive Officer of the Company since July 1993 and
                        Chairman of the Board since January 1996. Mr. Staff also serves as a director of Denali Incorporated, a provider of products and services for handling critical fluids, and Trico Marine Services Inc., a provider of marine support vessels to the oil and gas industry. Age: 56.

James J. Fasnacht       Mr. Fasnacht joined the Company in 1979 and has served
                        as its Vice President since November 1993, as Group
                        President, Distribution Services since April 1997, and as General Manager of Pumping Systems from November 1993 to April 1997. Age: 45.

Jerry N. Gauche         Mr. Gauche has served as Vice President-Organizational
                        Effectiveness since joining the Company in January 1994.
                        Age: 51.

Jon Gjedebo             Mr. Gjedebo has served as a Director and Executive Vice
                        President and Chief Technology Officer of the Company since March 1, 2000. Prior to that, Mr. Gjedebo was
                        President and Chief Executive Officer of Hitec ASA, a company he founded in 1985 and that National Oilwell acquired in February 2000. Age: 55.

Honor Guiney            Ms. Guiney has served as Vice President and Chief
                        Information Officer since April 1999 and as a consultant to the Company from April 1998 to April 1999. From
                        September 1993 to April 1998, Ms. Guiney served as Vice
                        President of Professional Services of Unidata, Inc., a
                        Denver-based software company. Age: 43.

Steven W. Krablin       Mr. Krablin has served as Vice President and Chief
                        Financial Officer since January 1996. Mr. Krablin served in various capacities including Vice President-Finance and Chief Financial Officer of Enterra Corporation, an
                        NYSE-listed, international oilfield service company, from November 1986 to January 1996. Age: 49.

Merrill A. Miller, Jr.  Mr. Miller has served as Vice President since July 1996, as Group President, Products and Technology since April 1997, as General Manager of Drilling Systems from July 1996 to April 1997 and as Vice President of Marketing, Drilling Systems from February 1996 to July 1996. Prior to that, Mr. Miller was President of Anadarko Drilling Company, a drilling contractor, from January 1995 to February 1996. From May 1980 to January 1995, Mr. Miller served in various capacities including Vice President/U.S. Operations of Helmerich & Payne International Drilling Co., a drilling contractor. Age:
                        49.

Frederick W. Pheasey    Mr. Pheasey has served as a Director and Executive Vice
                        President of the Company since September 1997. He was a co-founder of Dreco, which was acquired by National
                        Oilwell in September 1997, and was employed by that company and its predecessors from 1972 to September
                        1997, most recently as its Chairman. Age: 57.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth for the years ended December 31, 1997, 1998 and 1999 the compensation paid by the Company to its Chief Executive Officer and four other most highly compensated executive officers (the "Named Executive Officers").

                                              SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                             Long-Term Compensation
                                                                       -----------------------------------
                                          Annual Compensation                  Awards            Payouts
                                   ----------------------------------- ----------------------- -----------
                                                              Other
        Name                                                  Annual   Restricted   Securities                  All Other
        and                                                   Compen-     Stock      Underly-        LTIP        Compen-
      Principal                                               sation     Awards    ing Options/    Payouts       sation
      Position           Year        Salary($)   Bonus($)      ($)        ($)       SARs (#)         ($)         ($)(1)
---------------------   ------       ---------   --------    --------  ----------  -----------    ---------   -------------

Joel V. Staff            1999         383,680          --          --          --     230,480            --       14,040
  Chairman, President    1998         370,806          --          --          --      87,492            --       34,128
  and CEO                1997         300,000     191,250          --          --          --            --       14,054

Frederick W. Pheasey     1999         247,163          --          --          --      55,063            --           --
  Exec. Vice             1998         230,182          --          --          --      19,071            --           --
  President(2)           1997          66,887       7,594          --          --          --            --           --

Merrill A. Miller        1999         190,000          --          --          --     109,533            --        6,190
  Group President -      1998         186,923          --          --          --      49,751            --        3,914
  Products &             1997         162,307      85,211          --          --      15,058            --        3,486
  Technology

James J. Fasnacht        1999         180,000          --          --          --      84,533            --       12,611
  Group President -      1998         178,462          --          --          --      24,876            --       17,522
  Distribution Services  1997         150,769      79,154          --          --      15,058            --       12,478

Steven W. Krablin        1999         178,800          --          --          --      89,469            --        7,813
  Vice President and     1998         176,169          --          --          --      20,730            --       12,262
  CFO                    1997         150,000      78,750          --          --      15,058            --        3,755


----------------


(1)  These amounts include:
     (a) The Company's cash contributions for 1999 under the National-Oilwell Retirement and Thrift Plan, a defined contribution plan, on behalf of Mr. Staff, $7,330; Mr. Miller - $5,440; Mr. Fasnacht - $8,831; and Mr. Krablin
     - $6,024.
     (b) The Company's cash contributions for 1999 under the National-Oilwell Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Staff - $6,710; Mr. Miller - $750; Mr. Fasnacht - $3,780; and Mr. Krablin - $1,789.

(2)  Mr. Pheasey joined the Company in September 1997.

GRANTS OF OPTIONS/SAR'S IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted to Named Executive Officers during the fiscal year ended December 31, 1999. The Company has granted no stock appreciation rights.


                                                                                             Potential Realizable
                                                                                           Value at Assumed Annual
                                                                                             Rates of Stock Price
                                                                                           Appreciation for Option
                                     Individual Grants                                               Term
--------------------------------------------------------------------------------------   ---------------------------
                                            % of total
                           Number of         Options
                          Securities        Granted to       Exercise
                          Underlying       Employees in       Price        Expiration
         Name           Options Granted     Fiscal Year     ($/Share)         Date          5% ($)         10% ($)
----------------------  ---------------    ------------    ------------   ------------   ------------   ------------
Joel V. Staff                 230,480           17.0%         10.125       02/09/04        644,733      1,424,692
Frederick W. Pheasey           55,063            4.1%         10.125       02/09/04        154,031        340,367
Merrill A. Miller, Jr.        109,533            8.1%         10.125       02/09/04        306,402        677,069
James J. Fasnacht              84,533            6.2%         10.125       02/09/04        236,468        522,533
Steven W. Krablin              89,469            6.6%         10.125       02/09/04        250,276        553,045

     The option exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant. The grants have a term of five years from the date of grant and vest in three equal annual installments beginning one year from the date of grant.


FY-END OPTION VALUES

     The following table provides the value of unexercised options held by the Named Executive Officers as of December 31, 1999. None of the Named Executive Officers exercised options during 1999.


                                                  Number of Securities        Value of Unexercised
                                                 Underlying Unexercised       In-the-Money Options
                                                  Options at FY-End (#)           at FY-End ($)

                                                      Exercisable/                Exercisable/
       Name                                           Unexercisable               Unexercisable
       ------------------------                 ------------------------      ---------------------

       Joel V. Staff                                 29,164 / 288,808              0 / 1,282,045
       Frederick W. Pheasey                           6,357 /  67,777              0 /   306,288
       Merrill A. Miller, Jr.                        26,621 / 147,721              0 /   609,277
       James J. Fasnacht                             18,330 / 106,137              0 /   470,215
       Steven W. Krablin                             16,948 / 108,309              0 /   497,671

COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company do not receive a retainer or fees for service on the board of directors or on committees of the board. Members of the board of directors who are not full-time employees of the Company receive an annual fee of $20,000, a fee of $1,000 for attendance at each meeting of the board of directors and at each meeting of its committees or any special committee established by the board, and a fee of $1,000 per day for any special assignments. The chairmen of the audit and compensation committees receive a fee of $1,250 for attendance at each meeting of the committee they chair. In addition, non-employee directors are eligible for grants of stock options, other than ISOs, and other awards under the Stock Plan. On February 9, 1999, each non-employee director of the Company was granted a non-qualified stock option to purchase 9,524, shares of the Company's common stock and on May 19, 1999, the date he was elected to the board of directors, Mr. Guill was granted a non-qualified stock option to purchase 7,644 shares of the Company's common stock. The option exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant. The options have a term of five years from the date of grant and vest in three equal annual installments beginning one year after the date of grant.

EMPLOYMENT CONTRACTS

     Effective as of January 1, 1996, the Company entered into an employment agreement with Messrs. Staff, Fasnacht, and Krablin and on February 5, 1996 entered into an employment agreement with Mr. Miller. Each of the agreements provides for a base salary, participation in an employee incentive plan and employee benefits as generally provided to all employees. The agreements provide for the following base salaries in 2000: Mr. Staff - $475,000; Mr. Fasnacht - $215,000; Mr. Krablin - $230,000 and Mr. Miller - $250,000. The agreements have a continuing term of two years in the case of Mr. Staff and one year for each of the other executive officers. The Company is not obligated to pay any amounts pursuant to the employment agreements upon (i) voluntary termination; (ii) termination for cause (as defined); (iii) death; (iv) long-term disability; or
(v) employee's refusal to accept comparable employment with a successor corporation. If the employment relationship is terminated by the Company for any other reason, or by the employee due to an uncorrected material breach of the employment agreement by the Company, the employee is entitled to receive his base salary and current year targeted bonus amount under an employee incentive plan either as a lump sum payment or over the one-year term, or two-year term in the case of Mr. Staff, as determined by the employment agreement under the circumstances. During the period of employment and for a period after termination of two years for Mr. Staff and one year for each of the other executive officers, the employees are generally prohibited from competing or assisting others to compete in its existing or recent business, or inducing any other employee to terminate employment with the Company.

     Effective April 19, 1999 the Company entered into an employment agreement with Ms. Guiney that provides for an annual base salary of $208,000, reimbursement of expenses, participation in the Stock Plan and participation in employee benefit plans as generally available to all employees, except participation in any annual cash incentive plan. The agreement also provides for a stock option grant for 81,500 shares of common stock, which grant vests in three installments upon the achievement of certain performance targets. The agreement has a term of two years after which time it can be terminated by either the Company or Ms. Guiney, upon which termination she will receive one year's base salary.

     Effective March 1, 2000, the Company entered into an employment agreement with Mr. Gjedebo that has a term of three years and provides for an annual base salary in British Pounds equal to approximately U.S. $230,000, participation in stock option and annual cash incentive plans similar to other executive officers of the Company, and participation in employee benefit plans as generally available to all employees. Upon involuntary termination other than for cause, the agreement allows for payment of a minimum of one year and a maximum of three years base salary plus annual cash incentive. Unless otherwise terminated by the Company or Mr. Gjedebo, after the initial term the agreement will be automatically renewed for one-year terms. During the period of employment and for a minimum period of one year and a maximum period of five years after termination, Mr. Gjedebo is generally prohibited from competing or assisting others to compete in the Company's existing or recent business.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     National Oilwell's executive compensation program is administered by the compensation committee of the board of directors. The committee establishes specific compensation levels for key executives and administers the Company's stock award plans. The compensation committee's philosophy regarding the Company's executive compensation program is to design a compensation package that will attract and retain key executives focused on the Company's annual growth and long-term strategy. The committee's objective is to provide compensation packages for key executives that offer compensation opportunities in the median range of oilfield service companies with a similar market capitalization.

     The main components of the executive compensation program for 1999 were base salary, participation in the Company's annual cash incentive plan and the grant of non-qualified stock option awards. Salary levels are based on factors including individual performance, level and scope of responsibility and competitive salary levels within the industry. In establishing the base salary levels for key executives (other than Mr. Staff) the compensation committee considers the recommendations of Mr. Staff, to whom these executives report. The compensation committee targets base salaries that are at the median range of oilfield service companies with similar market capitalizations. The committee determines median base salary levels by a comprehensive review of information provided in proxy statements filed by companies in the industry with similar market capitalizations.

     All employees of the Company, including key executives other than Ms. Guiney, participated in a Company incentive plan in 1999 (the "1999 Incentive Plan"), aligning a portion of each employee's cash compensation with Company performance. The incentive plan provided for cash awards if objectives related to the Company's financial performance were met, and participant award opportunities varied depending upon levels of participation. A minimum level of operating profit had to be achieved by the Company before any award was earned, with higher levels of performance resulting in increased payments based upon an established progression. The operating profit target was not met for the 1999 Incentive Plan and no payments were made under the plan.

     Compensation of the Chief Executive Officer. Components of the chief executive officer's compensation for 1999 included base salary, participation in the 1999 Incentive Plan and the grant of stock options. Mr. Staff's base salary for 1999 was $383,680 and he received an option grant to purchase 230,480 shares of National Oilwell common stock. Like all employees of the Company, Mr. Staff did not receive a payment under the 1999 Incentive Plan. In determining Mr. Staff's compensation, the committee considers the compensation level of chief executive officers of industry companies with similar market capitalizations as well as Mr. Staff's individual performance and success in achieving the Company's strategic objectives. The committee met in December 1999 and reviewed the compensation of the Company's key executives. It was determined that Mr. Staff's base salary was below the median industry peer level and his base annual salary for 2000 was increased to $475,000.


COMPENSATION COMMITTEE

Ben A. Guill, Committee Chairman
Howard I. Bull

                                PERFORMANCE GRAPH

     The following line graph shows the cumulative total stockholder return on the Company's Common Stock from October 29, 1996, the first trading day after the date it was registered under the Exchange Act, to December 31, 1999, and compares it with the cumulative total return over the same period of the S&P 500 Index and to a self-constructed peer group of similar companies in the oilfield service industry (which includes BJ Services Company, Cooper Cameron Corporation, Smith International, Inc., Tuboscope International Corporation and Varco International Incorporated.) The graph assumes a $100 investment in Common Stock based on the initial per share price to the public of $17.00 and in each index at October 29, 1996 and that all dividends were reinvested. Peer group returns are based on the market capitalization of each individual company within the peer group at the beginning of the comparison period.


                                    [GRAPH]



                        Oct. 29, 1996      Dec. 31, 1996       Dec. 31, 1997      Dec. 31, 1998       Dec. 31, 1999
                        -------------      -------------       -------------      -------------       -------------

NOI                          100                181                 402                132                 185
Peer Group                   100                119                 179                 72                 149
S&P 500                      100                106                 141                182                 220

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the acquisition of the Company's predecessor partnership in 1996, the Company entered into a five-year Management Services Agreement with Inverness/Phoenix LLC, under which the Company would pay $1.0 million per year for management assistance and other services as agreed. This agreement was terminated at the time of the Company's initial public offering pursuant to a Deferred Fee Agreement. During 1999, final payment obligations under the Deferred Fee Agreement totaling $1.0 million were made to Inverness/Phoenix LLC. Mr. Dunwoody is President and CEO and Mr. Comis is Managing Director of Inverness/Phoenix LLC.

     In connection with the implementation of SAP, the Company used the services during 1999 of certain consultants, including Honor Guiney, employed by a firm owned by Ms. Guiney. On April 19, 1999 Ms. Guiney became Vice President and Chief Information Officer of the Company. Payments to this firm for consulting services and reimbursement of expenses in 1999 approximated $875,000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based solely on its review of copies of such reports received by the Company and written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during 1999 all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% stockholders have been met.

                        SELECTION OF INDEPENDENT AUDITORS

     The board of directors has selected Ernst & Young LLP, the Company's independent public accountants, to continue in such capacity for the current year. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Beacon Hill Partners, Inc., 90 Broad Street, New York, New York has been employed to solicit proxies in connection with the Company's Common Stock and the voting of the Exchangeable Shares, in the United States and Canada, by mail, telephone or personal solicitation for a fee of approximately $3,000 plus expenses. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable requirements of the SEC, New York Stock Exchange, Canadian securities commissions and The Toronto Stock Exchange. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

                      STOCKHOLDER SUGGESTIONS AND PROPOSALS
                           FOR THE 2001 ANNUAL MEETING

     If you wish to submit proposals to be included in our 2001 proxy statement, we must receive them on or before December 8, 2000. If you are a holder of Common Stock, please address your proposals to: M. GAY MATHER, SECRETARY, NATIONAL-OILWELL, INC., 10000 RICHMOND AVENUE - 4TH FLOOR, HOUSTON, TEXAS 77042. If you are a holder of Exchangeable Shares, please address your proposals to the
Trustee: Montreal Trust Company of Canada, 600, 530-8th Avenue, S.W., Calgary, Alberta, Canada T2P 3S8, Attention: Department Manager, Stock Transfer Service. If you wish to submit proposals at the meeting that are not eligible for inclusion in the proxy statement, you must give written notice no later than February 6, 2001 to: M. GAY MATHER, SECRETARY, NATIONAL-OILWELL, INC., 10000

RICHMOND AVENUE - 4TH FLOOR, HOUSTON, TEXAS 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell's by-laws and the rules and regulations of the Securities and Exchange Commission.

                         ANNUAL REPORT AND OTHER MATTERS

     We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

     National Oilwell's 1999 Annual Report on Form 10-K, is included in this mailing, but is not considered part of the proxy solicitation materials.


                                        By order of the board of directors,

                                        /s/ M. Gay Mather

                                        M. Gay Mather
                                        Secretary
Houston, Texas
April 7, 2000

                             NATIONAL-OILWELL, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                             MEETING OF STOCKHOLDERS
                                 ON MAY 17, 2000

The undersigned hereby appoints Steven W. Krablin and M. Gay Mather or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National-Oilwell, Inc. to be held on Wednesday, May 17, 2000, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 7, 2000 proxy statement.

This proxy is solicited on behalf of the board of directors of National-Oilwell, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors for all nominees.

The undersigned acknowledges receipt of the April 7, 2000 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

[X]  Please mark your vote
     as in this example.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1. The election of directors:

   [ ] FOR all nominees   [ ] WITHHOLD AUTHORITY      NOMINEES:  Ben A. Guill
       listed at right.       for all nominees                   Jon Gjedebo
                              listed at right

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below:



-------------------------------



Signature                       Signature if held jointly
-----------------------------   ------------------------------------------------

Date                            Date
-----------------------------   ------------------------------------------------

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

                             NATIONAL-OILWELL, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                             MEETING OF STOCKHOLDERS
                                 ON MAY 17, 2000

The undersigned hereby appoints Montreal Trust Company of Canada (the "Trustee"), and, unless you withhold authority by checking the following box [ ], authorizes the Trustee to appoint by proxy Steven W. Krablin and M. Gay Mather or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National-Oilwell, Inc. to be held on Wednesday, May 17, 2000, and any adjournments thereof, and to vote all Exchangeable Shares of Dreco Energy Services Ltd. that the signer is entitled to vote as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 7, 2000 proxy statement.

This proxy is solicited on behalf of the board of directors of National-Oilwell, Inc. The shares represented by this proxy will be voted as directed by the stockholders only if this proxy is completed, returned to and received not later than 4:30 p.m. (Calgary time) on Monday, May 15, 2000 by Montreal Trust Company of Canada, 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8. Proxies may be mailed in the return envelope provided or faxed to 403-267-6529.

IN THE EVENT YOU WISH TO ATTEND THE MEETING IN PERSON AND VOTE YOUR SHARES DIRECTLY, PLEASE CHECK THE FOLLOWING BOX [ ], IN WHICH CASE THE TRUSTEE WILL ISSUE A PROXY TO YOU FOR YOUR SHARES AT THE MEETING; HOWEVER, THE TRUSTEE ACCEPTS NO RESPONSIBILITY FOR TIMELY FORWARDING A PROXY TO VOTE YOUR SHARES DIRECTLY IF SUCH INSTRUCTION IS NOT RECEIVED BY 4:30 P.M. (CALGARY TIME) ON MAY 15, 2000. IN ALL EVENTS, THE RISK OF DELIVERY OF SUCH A PROXY REMAINS WITH THE HOLDERS OF EXCHANGEABLE SHARES.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE APRIL 7, 2000 NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT, WHICH MORE PARTICULARLY DESCRIBES THE MATTERS REFERRED TO HEREIN.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

[X]  Please mark your vote
     as in this example.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1. The election of directors:

   [ ] FOR all nominees   [ ] WITHHOLD AUTHORITY      NOMINEES:  Ben A. Guill
       listed at right.       for all nominees                   Jon Gjedebo
                              listed at right

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below:



-------------------------------



Signature                       Signature if held jointly
-----------------------------   ------------------------------------------------

Date                            Date
-----------------------------   ------------------------------------------------

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)